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                                                                     EXHIBIT 5.1





                                  July 31, 2001


Board of Directors
Lexicon Genetics Incorporated
4000 Research Forest Drive
The Woodlands, Texas 77381

Ladies and Gentlemen:

         We have acted as counsel to Lexicon Genetics Incorporated (the "Company") in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 122,650 shares (the "Shares") of Common Stock issuable under the Coelacanth Corporation 1999 Stock Option Plan (the "Plan").

         We have examined such corporate records, other documents and such questions of law as we considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent, is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

                                       Very truly yours,

                                       /s/ VINSON & ELKINS L.L.P.

                                       VINSON & ELKINS L.L.P.